Exhibit 99.1

RELEASE DATE: April 30, 2008	FINAL

CONTACT:     Media and Financial Community:

                          Dennis Halpin

                          304-234-2421

ESMARK INCORPORATED ANNOUNCES

FOURTH QUARTER AND 2007 FULL YEAR RESULTS

WHEELING, WV, APRIL 30, 2008 – Esmark Incorporated. (NASDAQ:ESMK) (the “Company”), today reported its financial results for the fourth quarter and year ended December 31, 2007, which consist of the results of Esmark Steel Service Group, Inc. (ESSG), and the results of Wheeling Pittsburgh Corporation (Wheeling Pittsburgh) subsequent to the merger on November 27, 2007.

For 2007, the Company reported a net loss of $9.0 million, or ($2.15) per basic and diluted share. This compares to net income of $3.5 million for 2006, or ($9.71) per basic and diluted share. For the fourth quarter of 2007, the Company reported a net loss of $12.3 million, or ($0.76) per basic and diluted share. This compares with a net loss of $5.6 million in the fourth quarter of 2006, or ($1.40) per basic and diluted share. Earnings per share include the effect of dividends on and conversions of preferred stock that was outstanding prior to the merger.

“While a net loss is being reported today, it includes the non-cash write off of $9.7 million of goodwill at ESSG in the fourth quarter,” said James P. Bouchard Chairman and Chief Executive Officer. “I am pleased to report that EBITDA, adjusted for this non-cash charge, was a positive $25.3 million for the year and $7.9 million in the fourth quarter, which was the combined companies’ first reporting period. In addition, as I indicated in our release in early March, both ESSG and Wheeling Pittsburgh have positive Adjusted EBITDA.”

Net sales for 2007 totaled $825.6 million, as compared to net sales of $578.0 million for 2006. Steel shipments for 2007 totaled 1,145,000 tons, or $721 per ton. Steel shipments for 2006 totaled 734,000 tons, or $788 per ton. The increase in net sales can be attributed to an increase in the volume of steel products sold, partially offset by a decrease in the average selling price of steel products of $67 per ton. The lower average selling price reflected the lower priced mix largely due to the effect of including the post-merger sales of Wheeling Pittsburgh. Tons sold include toll processed tons.

Cost of sales for 2007 totaled $750.6 million, or $655 per ton, as compared to cost of sales of $508.7 million for 2006, or $693 per ton. The increase in the cost of steel products sold of $241.9 million was due primarily to the increased shipments, while the $38 per ton decrease resulted primarily from lower substrate cost and the lower priced mix described above.

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Net sales for the fourth quarter of 2007 totaled $313.4 million, as compared to net sales of $150.2 million for the fourth quarter of 2006. Steel shipments for the fourth quarter of 2007 totaled 454,000 tons, or $690 per ton. Steel shipments for the fourth quarter of 2006 totaled 188,000 tons, or $801 per ton. Revenue increased primarily due to inclusion of post-merger Wheeling Pittsburgh, while average revenue per ton decreased due to the lower priced mix.

Cost of sales for the fourth quarter of 2007 totaled $286.7 million, or $631 per ton, as compared to cost of sales of $137.2 million, or $730 per ton, for the fourth quarter of 2006. Again, the decrease reflects the inclusion of Wheeling Pittsburgh and the lower priced mix.

Formation and Merger

On November 27, 2007, the Company consummated a business combination transaction in which Wheeling Pittsburgh and ESSG (f/k/a Esmark Incorporated) became wholly-owned subsidiaries of the Company. For financial reporting purposes, pursuant to the provisions of Statement of Accounting Standards No. 141, “Business Combinations”, ESSG was identified as the acquiring entity and Wheeling Pittsburgh was identified as the acquired entity relative to the merger transaction. As a result, the consolidated financial statements of the Company include the accounts of ESSG on an historical basis and the accounts of Wheeling Pittsburgh from the date of the merger.

The opening balance sheet of Wheeling Pittsburgh prepared as of November 27, 2007, includes an estimated liability of approximately $42.0 million related to Company’s planned reorganization of the Wheeling Pittsburgh Mill Operations, which includes the already announced shutdowns of the Allenport, PA sheet finishing operations and two of the three galvanizing lines at our Martins Ferry, OH plant.

Conference Call

Management will conduct a live call today, April 30, 2008 at 2:00 pm ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 888-224-1075 or 913-981-5574. A replay will be available through May 7 by dialing 888-203-1112 or 719-457-0820, and using the pass code 8470714. The call can also be accessed via the Internet live or as a replay through http://www.investorcalendar.com.

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Use of Non-GAAP Financial Measures

The Company provides other financial data in addition to providing financial results in accordance with GAAP. This data is not in accordance with, or an alternative to GAAP, and may be different from Non-GAAP financial data used by other companies. This Non-GAAP financial data is Adjusted EBITDA, which the Company believes provides useful information, to both its management and investors about the Company’s current performance. The Company believes the most directly comparable GAAP financial measure is net income (loss) and has provided a reconciliation of GAAP net income (loss) to Non-GAAP EBITDA and Adjusted EBITDA.

Forward-Looking Statements Cautionary Language

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to the future financial performance of the Company, the preparation of the Company’s Form 10-K for the fiscal year ended December 31, 2007, the

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listing of the Company’s securities with NASDAQ and other matters. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, factors relating to (1) the completion of the company’s financial statements for the year ended December 31, 2007 in connection with the filing of the company’s annual report on Form 10-K, (2) the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, (3) concerns relating to financial covenants and other restrictions contained in its credit agreements, (4) the possibility that NASDAQ may reject the Company’s requests and, as a result, delist the Company’s common stock and (5) certain other risks detailed in the other reports and filings with the SEC by the Company, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing views as of any subsequent date. While the Company may elect to update forward-looking statements from time to time, it specifically disclaims any obligation to do so.

About Esmark Incorporated

Esmark Incorporated is a vertically integrated steel producer and distributor, combining steel production capabilities through both blast furnace and electric arc furnace technologies with the just-in-time delivery of value-added steel products to a broad customer base concentrated in the Ohio Valley and Midwest regions. Currently headquartered in Wheeling, WV, the Company is a producer of carbon flat-rolled products for the construction, container, appliance, converter/processor, steel service center, automotive and other markets. The company’s products include various sheet products such as hot rolled, cold rolled, hot dipped galvanized, electro-galvanized, black plate and electrolytic tinplate. More information about Esmark can be found at www.esmark.com.

Media Contacts: Dennis Halpin, 304.234.2421 (office) or 304.654.6474 (mobile), dhalpin@esmark.com; Bill Keegan, Edelman, 312.927.8424 (mobile), bill.keegan@edelman.com

Investor Relations Contact: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com

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ESMARK INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

(Dollars in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues
Net sales, including sales to affiliates of $23,204 in 2007	$313,411	$150,241	$825,562	$577,982

Cost and expenses
Cost of sales, including cost of sales to affiliates of $21,571 in 2007, excluding depreciation amortization expense	286,698	137,182	750,579	508,733
Depreciation and amortization expense	6,597	2,505	15,126	9,623
Impairment of goodwill and customer relationships	9,700	6,532	9,700	6,532
Selling, general and administrative expense	19,343	14,619	51,709	43,960

Total costs and expenses	322,338	160,838	827,114	568,848

Operating income	(8,927)	(10,597)	(1,552)	9,134

Interest expense and other financing costs	(5,010)	(1,100)	(8,382)	(2,656)
Other income	(666)	155	430	578

(Loss) income before income taxes and minority interest	(14,603)	(11,542)	(9,504)	7,056
Income tax (benefit) provision	(1,090)	(5,811)	1,125	3,669

(Loss) income before minority interest	(13,513)	(5,731)	(10,629)	3,387
Minority interest	1,182	142	1,605	142

Net (loss) income	$(12,331)	$(5,589)	$(9,024)	$3,529

Net (loss) income	(12,331)	(5,589)	(9,024)	3,529
Preferred stock dividends	(2,235)	(4,388)	(12,743)	(15,758)
Beneficial conversion feature - preferred stock	—	—	—	(42,965)

Loss available to common stockholders	$(14,566)	$(9,977)	$(21,767)	$(55,194)

Loss per share:
Basic and diluted	$(0.76)	$(1.40)	$(2.15)	$(9.71)

Weighted average common shares outstanding (in thousands):
Basic and diluted	19,065	7,122	10,139	5,685
Shipments (tons)	454,000	188,000	1,145,000	734,000

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ESMARK INCORPORATED AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to US GAAP (unaudited)

(Dollars in thousands)

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA from net income, which management believes is the most nearly equivalent measure under US GAAP for the reporting periods indicated.

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net (loss) income	$(12,331)	$(5,589)	$(9,024)	$3,529
Income tax provision (benefit)	(1,090)	(5,811)	1,125	3,669
Interest expense and other financing costs	5,010	1,100	8,382	2,656
Depreciation and amortization	6,597	2,505	15,126	9,623

EBITDA	$(1,814)	$(7,795)	$15,609	$19,477
Impairment of goodwill	9,700	6,532	9,700	6,532

Adjusted EBITDA	$7,886	$(1,263)	$25,309	$26,009

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ESMARK INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$20,007	$9,765
Investment in marketable securities	—	536
Accounts receivables, less allowance for doubtful accounts of $3,972 and $1,019	198,089	59,978
Inventories	395,009	140,548
Deferred income tax benefit	—	2,262
Prepaid expenses and other current assets	9,374	7,212

Total current assets	622,479	220,301
Investment in and advances to affiliates	252,330	95
Property, plant and equipment, less accumulated depreciation of $16,667 and $8,541	663,305	48,780
Deferred income tax benefits	54,900	—
Intangible assets, less accumulated amortization of $15,571 and $9,910	41,060	34,284
Goodwill	32,217	41,917
Other assets	2,759	389

Total assets	$1,669,050	$345,766

Liabilities
Current liabilities:
Accounts payable, including book overdrafts of $13,101 in 2007	$154,720	$43,635
Short-term debt	208,439	46,315
Payroll and employee benefits payable	60,277	2,397
Accrued income and other taxes	8,792	1,551
Deferred income taxes payable	55,805	—
Accrued interest and other current liabilities	68,605	1,857
Dividends payable	—	3,468
Long-term debt due in one year	231,020	484
Total current liabilities	787,658	99,707

Long-term debt, less amount due in one year, net of discount of $8,443 in 2007	29,685	1,375
Employee benefits	185,827	—
Deferred income taxes payable	—	230
Other liabilities	26,962	266

Total liabilities	1,030,132	101,578

Minority interest	500	1,306

Temporary equity - preferred stock	—	170,518

Stockholders’ equity
Common stock - $.01 par value; 100,000,000 shares authorized; 39,332,685 shares issued and outstanding at December 31, 2007; no par value; 500,000 shares authorized;
143,052 shares issued and outstanding at December 31, 2006	393	—
Additional paid-in capital	736,578	143,564
Accumulated deficit	(97,997)	(71,139)
Accumulated other comprehensive loss	(556)	(61)

Total stockholders’ equity	638,418	72,364

Total liabilities and stockholders’ equity	$1,669,050	$345,766